SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 28, 2022, by and between FundX Investment Trust and Quasar Distributors, LLC (together, the “Parties”) is effective as of June 24, 2024.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Fund list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

FUNDX INVESTMENT TRUST            QUASAR DISTRIBUTORS, LLC

By:    _/s/ Jeffrey Smith__________        By:    /s/ Teresa Cowan_________
Name:    _Jeffrey Smith ____________        Name:    Teresa Cowan
Title:    _President, FundX Investment Trust        Title:    President
Date:    _June 24, 2024_________________        Date:    June 28, 2024____________

EXHIBIT A

FundX ETF
FundX Aggressive ETF
FundX Conservative ETF
FundX Flexible ETF
FundX Global Equity ETF
FundX Future Fund Opportunities ETF